Exhibit 10.11

EXCHANGE AND LOAN AGREEMENT

          THIS EXCHANGE AND LOAN AGREEMENT (this “Agreement”) is entered into effective as of November 1, 2011 between                    (“Lender”) and Dakota Plains, Inc., a Minnesota corporation (the “Company”).

RECITALS

A.	Lender is the record and actual holder of certain promissory notes payable by the Company identified on Exhibit A (the “Old Notes”).

B.	The Company and Lender intend to extend the maturity of the Old Notes by Lender exchanging such Old Notes for a new promissory note payable by the Company to Lender.

C.	The Company and Lender desire to establish terms of a supplemental credit arrangement through which the Company may elect to borrow an additional amount from Lender.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	EXCHANGE.

a.

Promissory Notes. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained in this Agreement, as of November 1, 2011, the Company will issue to Lender, and Lender will surrender the Old Notes to the Company for a promissory note in substantially the form set forth on Exhibit B (the “New Note”) in a principal amount equal to the aggregate principal amount of the Old Notes as set forth on Exhibit A.

	b.	Extension Fee. In connection with the issuance of the New Note, Lender will receive from the Company, at Lender’s election (as indicated by checking the appropriate box), either

		☐	(i)	a cash payment equal to 2.0% of the aggregate principal amount of Old Notes exchanged by such holder (the “Cash Extension Fee”); or

		☐	(ii)	a number of shares of the Company’s common stock, par value $0.01 per share, equal to the Cash Extension Fee divided by $4.00.

2.

EFFECTIVENESS OF EXCHANGE. Upon acceptance of this Agreement by the Company, all of the Old Notes will be deemed to be exchanged for the New Note as of the date first set forth above and the Old Notes will thereupon be deemed null and void. Except for obligations created under this Agreement, by accepting this Agreement, Lender forever releases relieves and discharges the Company and its affiliates, subsidiaries, predecessors, successors, assigns, attorneys, partners, employees, directors, officers, shareholders, agents, representatives and related entities (collectively, the “Released Parties”), from any and all claims, demands, actions, cause or causes of action, suits debts, sums of money, controversies, damages, obligations, breaches and liabilities of every kind and nature, whether known or unknown, in law, equity or otherwise, that have existed or may exist as of the date of this Agreement relating to the Old Notes and all matters and agreements in connection therewith and related thereto.

3.

STANDBY CREDIT ARRANGEMENT. If Lender exchanges any Old Notes consisting of promissory notes due October 14, 2012 (“Junior Notes”) for the New Note, then Lender agrees to make available to the Company additional funds in exchange for an additional promissory note (the “Supplemental Note”), upon receipt of a request from the Company.

a.

Period of Availability. The Company’s right to require that Lender lend funds to the Company in exchange for the Supplemental Note may be exercised on a single occasion at any time on or before November 1, 2012, after which date Lender’s obligation to provide additional funds under this Section 3 will cease.

b.

Single Company Request. In order to be timely, the Company’s request must be delivered to Lender at least ten (10) calendar days before the date the Company intends to borrow the additional funds pursuant to the Supplemental Note (the “Draw Date”), and such request must specify (i) the aggregate amount of funds to be borrowed by the Company from Lender, (ii) the aggregate amount of funds to be borrowed by the Company from all persons who held Junior Notes on November 1, 2011 (collectively, “Participating Holders”), and (iii) the exact date that will be the Draw Date. The Lender hereby agrees to deliver funds to the Company on the Draw Date in and amount determined in accordance with Section 3.c. of this Agreement.

c.

Allocation. The principal amount that the Company may request of Lender under this Section 3 may not exceed the lesser of (i) $5,500,000 multiplied by the quotient of the aggregate principal amount of any Junior Notes exchanged by Lender for the New Note divided by $5,500,000, and (ii) the aggregate principal amount to be borrowed from all Participating Holders multiplied by the quotient of the aggregate principal amount of any Junior Notes exchanged by Lender for the New Note divided by $5,500,000.

d.

Terms. All interest on the Supplemental Note will be paid monthly in arrears based upon eighteen (18.0%) simple annual interest. All principal amounts and accrued but unpaid interest under the Supplemental Note will be due and payable on the one-year anniversary of the Draw Date. The Company, in its sole discretion, may settle the Supplemental Note at any time after the Draw Date by payment to the holders of the Supplemental Note all principal and accrued but unpaid interest through the date of settlement.

e.

Warrant Coverage. Not more than five (5) business days after the Draw Date (if any), the Company will deliver to Lender a warrant (the “Supplemental Warrant”) to purchase at the Strike Price (defined below) a number of shares of the Company’s common stock equal to the quotient of (x) 50% of the principal amount of the Supplemental Note divided by (y) $1.00. The Supplemental Warrant will be exercisable at any time during the period that is ten (10) years after the Draw Date. For purposes of this Section 3(d) “Strike Price” means (i) the volume-weighted average closing price of the Company’s common stock over the twenty (20) trading days after the date the Supplemental Notes are issued; or (ii) if a Public Listing has not occurred before the date the Supplemental Notes are issued, fair market value of a share of the Company’s common stock as determined in good faith by the Board of Directors of the Company.

4.	REPRESENTATIONS AND WARRANTIES OF LENDER. Lender hereby represents and warrants to the Company as of the date of this Agreement and as of the Draw Date (if any) as follows:

a.

Lender is acquiring the New Note and any shares of the Company’s common stock issuable pursuant to the New Note, including but not limited to any shares received pursuant to Section 1.b. of this Agreement, and will acquire the Supplemental Note, the Supplemental Warrant, and any shares of common stock issuable pursuant to the Supplemental Warrant (collectively, the “Securities”), for Lender’s own account (and not for the account of others) for investment and not with a view to the distribution or resale thereof.

b.

Lender has had an opportunity to ask questions of, and receive answers from, the Company concerning the business, management and financial affairs of the Company and the terms and conditions of the Exchange. Lender has had an opportunity to obtain any information requested by Lender regarding the Company, including information regarding the current financial condition of the Company, as well as any information requested to verify this information, to the extent reasonably available.

	c.	Lender has been advised to seek financial, legal and tax counsel concerning the transactions contemplated by this Agreement.

	d.	Lender is a sophisticated investor and an “accredited investor”, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

e.

Lender recognizes that (i) there are, or will be when issued, substantial restrictions on the transfer of the Securities; (ii) there is not currently a public market for the Securities; and (iii) accordingly, for the above and other reasons, Lender may not be able to liquidate an investment in the Securities for an indefinite period. Lender realizes that the Securities have not been, and may not be, registered for sale under the Securities Act or applicable state securities laws, and, therefore, may be sold only pursuant to registration under the Securities Act and state laws, or an opinion of counsel acceptable to the Company that such registration is not required.

	f.	Lender understands that the certificates representing the Securities (if any) shall contain a legend to the effect of (e) above.

	g.	Lender is the sole record and beneficial owner of the Old Notes, free and clear of any and all liens or restrictions on transfer.

h.

There are no legal proceedings pending or, to Lender’s knowledge, threatened in writing, against or affecting Lender or Lender’s respective assets, at law or in equity, by or before any governmental authority, or by or on behalf of any third party, which, if adversely determined, would impair your ability to enter into this Agreement or consummate the transactions contemplated by this Agreement.

5.	MISCELLANEOUS.

a.

.No Assignment or Revocation; Binding Effect. Neither this Agreement, nor any interest herein, shall be assignable by Lender without prior written consent of the Company, which consent shall not be unreasonably withheld. Lender hereby acknowledges and agrees that Lender is not entitled to cancel, terminate or revoke this Agreement and that it shall survive the death, incapacity or bankruptcy of Lender. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

b.

Remedies. The Lender acknowledges that the Company may not have an adequate remedy at law in the event of any breach of this Agreement by the Lender and, therefore, the Company may be entitled, in addition to any other available remedies, to injunctive and/or other equitable relief to prevent or remedy a breach of this Agreement upon showing of sufficient proof to a court of competent jurisdiction properly seated to hear such matter.

c.

Modifications. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by the Lender and the Company. No delay or failure of the Company in exercising any right under this Agreement will be deemed to constitute a waiver of such right or of any other rights.

d.

Entire Agreement. This Agreement and the exhibits hereto are the entire agreement between the parties with respect to the subject matter hereto and thereto. This Agreement, including the exhibits, supersedes any previous oral or written communications, representations, understandings or agreements between the parties.

e.

Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable in any jurisdiction, such paragraph or provision shall, as to that jurisdiction, be adjusted and reformed, if possible, in order to achieve the intent of the parties, and if such paragraph or provision cannot be adjusted and reformed, such paragraph or provision shall, for the purposes of that jurisdiction, be voided and severed from this Agreement, and the entire Agreement shall not fail on account thereof but shall otherwise remain in full force and effect.

f.	Governing Law. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the State of Minnesota without regard to conflict of law principles.

[Signature Page Follows]

          IN WITNESS WHEREOF, the undersigned Lender has executed this Exchange and Loan Agreement as of the date first set forth above.

By
Its

          IN WITNESS WHEREOF, the Company hereby accepts this Exchange and Loan Agreement as of the date first set forth above.

DAKOTA PLAINS, INC.

By
Its

[Signature Page to Exchange and Loan Agreement]

Exhibit A

LENDER PROMISSORY NOTES

Principal Amount
Promissory Note(s) to be Exchanged – Old Notes:

Promissory Note due January 31, 2012 – Senior Note	$

Promissory Note due October 14, 2012 – Junior Note

Promissory Note to be Issued:
Promissory Note due March 1, 2013 – New Note	$